Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and among

APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

AIMCO OP L.P.,

APARTMENT INCOME REIT CORP.

and

AIMCO PROPERTIES, L.P.

dated as of

____________, 2020

i

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is entered into as of                     , 2020, by and among Apartment Investment and Management Company, a Maryland corporation (“DevCo”), Aimco OP L.P., a Delaware limited partnership and a subsidiary of SpinCo OP (“DevCo OP”), Apartment Income REIT Corp., a Maryland corporation and a subsidiary of DevCo (“SpinCo”), and AIMCO Properties, L.P., a Delaware limited partnership and a subsidiary of SpinCo (“SpinCo OP”). DevCo, DevCo OP, SpinCo, and SpinCo OP are sometimes referred to herein individually as a “Party,” and collectively as the “Parties”. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement or the Separation and Distribution Agreement by and between the Parties, dated as of                     , 2020 (the “Separation Agreement”), shall have the meanings set forth in Section 1.1.

W I T N E S E T H:

WHEREAS, the DevCo Board has determined that it is advisable and in the best interests of DevCo and its stockholders to restructure the Assets and Liabilities of DevCo into two companies: (i) DevCo (together with DevCo OP) which, following consummation of the transactions contemplated under the Separation Agreement, will own and conduct the DevCo Business; and (ii) SpinCo (together with SpinCo OP) which, following consummation of the transactions contemplated under the Separation Agreement, will own and conduct the SpinCo Business, in the manner contemplated by the Separation Agreement;

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Restructuring and the Distribution; and

WHEREAS, pursuant to the Separation Agreement, DevCo and SpinCo have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Aimco Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by DevCo prior to the Effective Time.

“Aimco 401(k) Plan” shall have the meaning set forth in Section 3.3.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for shares of DevCo Common Stock or shares of SpinCo Common Stock, as applicable.

“Benefit Arrangement” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Code” shall have the meaning set forth in Section 5.9(i).

“Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Employees, including all national or sector specific collective agreements which are applicable to Employees that set forth terms and conditions of employment of Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“DevCo” shall have the meaning set forth in the Preamble.

“DevCo Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the DevCo Group as of immediately following the Effective Time.

“DevCo Deferred Compensation Plan” shall mean the Apartment Investment and Management Company Deferred Compensation Plan.

“DevCo Employee” shall mean each individual identified on Schedule __ hereto.

“DevCo ESPP” shall mean the Apartment Investment and Management Company 2020 Employee Stock Purchase Plan.

“DevCo Excess Amount” shall have the meaning set forth in Section 5.9(ii).

“DevCo Option” shall mean an option to purchase shares of DevCo Common Stock granted pursuant to a DevCo Stock Plan.

“DevCo Performance Restricted LTIP Unit Award” shall mean an award granted by DevCo pursuant to the DevCo Stock Plans and the Partnership Unit Designation of the LTIP Units of Aimco Properties L.P. under the Amended and Restated Agreement of Limited Partnership of the Aimco Operating Partnership, that is subject to performance-based vesting.

“DevCo Performance Restricted Stock Award” shall mean an award granted by DevCo pursuant to a DevCo Stock Plan that was denominated as “Performance Restricted Stock” under the terms of such plan and the related award agreement.

“DevCo Ratio” shall mean the quotient obtained by dividing (a) the Post-Separation DevCo Stock Value by (b) the Pre-Separation DevCo Stock Value.

“DevCo REIT” shall have the meaning set forth in Section 5.9(ii).

“DevCo Restricted LTIP Unit Award” shall mean an award granted by DevCo pursuant to the DevCo Stock Plans and the Partnership Unit Designation of the LTIP Units of Aimco Properties L.P. under the Amended and Restated Agreement of Limited Partnership of the Aimco Operating Partnership, that is subject to solely time-based vesting.

“DevCo Restricted Stock Award” shall mean an award granted by DevCo pursuant to a DevCo Stock Plans, that was denominated as “Restricted Stock” under the terms of such plan and the related award agreement.

“DevCo Stock Plans” shall mean the DevCo Second Amended and Restated 2015 Stock Award and Incentive Plan (as amended and restated on February 22, 2018), the DevCo 2015 Stock Award and Incentive Plan (as amended and restated January 31, 2017) and the DevCo 2007 Stock Award and Incentive Plan.

“DevCo Welfare Plans” shall mean any Welfare Plan maintained by DevCo or any member of the DevCo Group.

“Employee” shall mean a DevCo Employee, SpinCo Employee, Terminating Employee or the Specified Employee.

“Employee Representative” shall mean any employee representative, trade union, labor or management organization, group of employees or similar representative body for Employees.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“LTIP Unit” shall have the meaning set forth under the DevCo Stock Plans.

“Nonqualifying Income” shall have the meaning set forth in Section 5.9(i).

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, a union, an unincorporated organization or other legal entity, including a governmental entity or any department, agency or political subdivision thereof.

“Plan Transition Date” shall mean the date that is (i) the Distribution Date or (ii) such earlier date as agreed between the Parties.

“Post-Separation DevCo Awards” shall mean Post-Separation DevCo Option Awards, Post-Separation DevCo Restricted Stock Awards, Post-Separation DevCo Performance Restricted Stock Awards, Post-Separation DevCo Restricted LTIP Unit Awards and Post-Separation DevCo Performance Restricted LTIP Unit Awards, collectively.

“Post-Separation DevCo Option Award” shall mean a DevCo Option Award adjusted as of the Effective Time in accordance with Section 4.1.

“Post-Separation DevCo Performance Restricted LTIP Unit Award” shall mean a DevCo Performance Restricted LTIP Award adjusted as of the Effective Time in accordance with Section 4.5.

“Post-Separation DevCo Performance Restricted Stock Award” shall mean a DevCo Performance Restricted Stock Award adjusted as of the Effective Time in accordance with Section 4.3.

“Post-Separation DevCo Restricted LTIP Unit Award” shall mean a DevCo Restricted LTIP Unit Award adjusted as of the Effective Time in accordance with Section 4.4.

“Post-Separation DevCo Restricted Stock Award” shall mean a DevCo Restricted Stock Award adjusted as of the Effective Time in accordance with Section 4.2.

“Post-Separation DevCo Stock Value” shall mean the simple average of the volume-weighted average per-share price of DevCo Common Stock trading “ex distribution” on the Applicable Exchange during each of the last ten (10) full Trading Sessions immediately prior to the Effective Time.

“Pre-Separation DevCo Stock Value” shall mean the simple average of the volume-weighted average per-share price of DevCo Common Stock trading “regular way with due bills” on the Applicable Exchange during each of the last ten (10) full Trading Sessions immediately prior to the Effective Time.

“REIT Requirements” shall have the meaning set forth in Section 5.9(i).

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Specified Employee” shall mean Terry Considine.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Awards” shall mean SpinCo Options, SpinCo Restricted Stock Awards, DevCo Performance Restricted Stock Awards, SpinCo Restricted LTIP Unit Awards and SpinCo Performance Restricted LTIP Unit Awards, collectively.

“SpinCo Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the SpinCo Group other than a SpinCo Transferred Benefit Arrangement.

“SpinCo Employee” shall mean each individual who is an employee of DevCo or any of its Subsidiaries or Affiliates immediately prior to the Effective Time and who is not identified on Schedule ____ as a DevCo Employee and who is neither the Specified Employee nor a Terminating Employee.

“SpinCo Excess Amount” shall have the meaning set forth in Section 5.9(i).

“SpinCo Option” shall mean an award of options to purchase shares of SpinCo Common Stock assumed by SpinCo in accordance with Section 4.1.

“SpinCo Performance Restricted Stock Award” shall mean an award of shares of performance restricted stock of SpinCo assumed by SpinCo in accordance with Section 4.3.

“SpinCo Performance Restricted LTIP Unit Award” shall mean an award of performance LTIP Units assumed by SpinCo in accordance with Section 4.5.

“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the SpinCo Stock Value by (b) the Pre-Separation DevCo Stock Value.

“SpinCo REIT” shall have the meaning set forth in Section 5.9(i).

“SpinCo Restricted LTIP Unit Award” shall mean an award of LTIP Units assumed by SpinCo in accordance with Section 4.4.

“SpinCo Restricted Stock Award” shall mean an award of shares of restricted stock of SpinCo assumed by SpinCo in accordance with Section 4.2.

“SpinCo Stock Plan” shall have the meaning set forth in Section 4.6.

“SpinCo Stock Value” shall mean the simple average of the volume-weighted average per-share price of SpinCo Shares trading “as when issued” on the Applicable Exchange during each of the first ten (10) full Trading Sessions immediately prior to the Effective Time.

“SpinCo Transferred Benefit Arrangement” shall have the meaning set forth in Section 3.1(a).

“SpinCo Welfare Plans” shall mean any Welfare Plan maintained by SpinCo or any member of the SpinCo Group.

“Terminating Employee” shall mean any employee of the DevCo Group whose employment is terminated prior to the Effective Time.

“Trading Session” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the Applicable Exchange and ending with the determination of the closing price on the Applicable Exchange, in which trading in shares of DevCo Common Stock or shares of SpinCo Common Stock Shares (as applicable) is permitted on the Applicable Exchange.

“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Unless the context requires otherwise, references in this Agreement to “DevCo” shall also be deemed to refer to the applicable member of the DevCo Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by DevCo or SpinCo shall be deemed to require DevCo or SpinCo, as the case may be, to cause the applicable members of the DevCo Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the DevCo Group under this Agreement shall be DevCo Liabilities for purposes of the Separation Agreement. All Liabilities assumed or retained by a member of the SpinCo Group under this Agreement shall be SpinCo Liabilities for purposes of the Separation Agreement.

Section 2.2 Transfers of Employees Generally.

(a) Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (i) the applicable members of the DevCo Group and the SpinCo Group shall have taken such actions as are necessary to ensure that each SpinCo Employee is employed by a member of the SpinCo Group as of immediately following the Effective Time and (ii) the applicable member of the DevCo Group shall have taken such actions as are necessary to ensure that each individual who is intended to be a DevCo Employee as of immediately following the Effective Time is employed by a member of the DevCo Group as of the Effective Time.

(b) The DevCo Group and SpinCo Group agree to execute, and to seek to have the applicable SpinCo Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as pursuant to this Agreement, in connection with the Restructuring and the Distribution, or, if applicable, from and after the Effective Time, DevCo shall, or shall cause one or more members of the DevCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities with respect to the employment and termination of employment of all DevCo Employees and all Terminating Employees (and related Liabilities with respect to their respective dependents and beneficiaries), including Liabilities arising under any Aimco Benefit Arrangements (including SpinCo Transferred Benefit Arrangements) and DevCo Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, or termination of employment, of all SpinCo Employees (and related Liabilities with respect to their respective dependents and beneficiaries), including Liabilities arising under any Aimco Benefit Arrangements, solely to the extent incurred on or prior to the Distribution Date; (iii) all Liabilities with respect to the employment of the Specified Employee (and related Liabilities with respect to his dependents and beneficiaries, other than any such dependent or beneficiary who otherwise constitutes a SpinCo Employee), to the extent incurred on or prior to the Distribution Date or to the extent pursuant an arrangement entered into between a member of the DevCo Group and the Specified Employee effective as of the Distribution Date1; and (iv) all other Liabilities or obligations expressly assigned to or assumed by member of DevCo Group under this Agreement.

(b) Except as pursuant to this Agreement, in connection with the Restructuring and the Distribution, or, if applicable, from and after the Effective Time, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all SpinCo Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, or termination of employment of all SpinCo Employees and their respective dependents and beneficiaries, including under any Aimco Benefit Arrangements and SpinCo Transferred Benefit Arrangements, solely to the extent incurred following the Distribution Date; (iii) all Liabilities with respect to the employment of the Specified Employee with SpinCo (and related Liabilities with respect to his dependents and beneficiaries, other than any such dependent or beneficiary who otherwise constitutes a SpinCo Employee), to the extent incurred following the Distribution Date or to the extent pursuant to an arrangement entered into between a member of the SpinCo Group and the Specified Employee effective as of the Distribution Date; and (iv) other Liabilities or obligations expressly assigned to or assumed by a member of the SpinCo Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, SpinCo shall, or shall cause one or more members of the SpinCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to SpinCo or a member of the SpinCo Group or included on a combined balance sheet of the SpinCo Business or whether any such accruals are sufficient to cover such Liabilities.

Section 2.4 Service Recognition.

(a) From and after the Effective Time, to the extent permitted by the terms of the applicable SpinCo Benefit Arrangement, SpinCo shall, and shall cause each member of the SpinCo Group to, give each SpinCo Employee full credit for purposes of eligibility, vesting and determination of level of benefits under any SpinCo Benefit Arrangement for such SpinCo Employee’s prior service with any member of the DevCo Group or SpinCo Group or any predecessor thereto, to the same extent such service was recognized by the applicable Aimco Benefit Arrangement; provided that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law and to the extent permitted under the terms of the applicable SpinCo Benefit Arrangement, as soon as administratively practicable on or after the Plan Transition Date: (i) SpinCo shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each SpinCo Employee under any SpinCo Welfare Plan in which SpinCo Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Aimco Benefit Arrangement, and (ii) SpinCo shall provide or cause each SpinCo Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid pursuant to an Aimco Benefit Arrangement during the plan year in which the SpinCo Employees become eligible to participate in the SpinCo Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, DevCo and SpinCo shall take or cause to be taken all actions that are necessary (if any) for SpinCo or a member of the SpinCo Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date Effective Time) in respect of any Employees, other than that certain Agreement with the Residential Division of Service Employees International Union, Local 1 (the “Hyde Park CBA”), all Liabilities under which will be assumed and retained by DevCo. Neither DevCo nor any member of the DevCo Group shall have, or shall be deemed to have, any Liability under any Collective Bargaining Agreement other than the Hyde Park CBA, and all Liabilities and any Liability under any Collective Bargaining Agreement, other than the Hyde Park CBA, whenever arising, shall be a SpinCo Liability. Neither SpinCo nor any member of the SpinCo Group shall have, or shall be deemed to have, any Liability under the Hyde Park CBA, and all Liabilities and any Liability under the Hyde Park CBA, whenever arising, shall be a DevCo Liability.

Section 2.6 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any SpinCo Employees or DevCo Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement or applicable Law.

Section 2.7 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state or local law or legal requirement addressing mass employment separations.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Benefits Generally. Effective as of the Plan Transition Date, the DevCo Group shall have taken all necessary or appropriate actions to ensure that each Aimco Benefit Arrangement that is intended to be transferred to SpinCo, as set forth on Schedule __ hereto (each, a “SpinCo Transferred Benefit Arrangement”), is transferred to a member of the SpinCo Group.

Section 3.2 Health and Welfare Benefit Plans. DevCo shall or shall cause a member of the DevCo Group to have in effect, no later than the Business Day immediately prior to the Plan Transition Date, DevCo Welfare Plans providing health and welfare benefits for the benefit of each DevCo Employee with terms that are, in the aggregate, substantially similar to those provided to the applicable DevCo Employee immediately prior to the date on which such DevCo Welfare Plans become effective.

Section 3.3 Savings Plans. Effective no later than the Plan Transition Date, DevCo shall take all steps necessary or appropriate to cause (i) the Aimco 401(k) Retirement Plan and all applicable accounts, underlying Assets, and related trusts and agreements (collectively, the “Aimco 401(k) Plan”), and all Liabilities related thereto, to be transferred to a member of the SpinCo Group; (ii) a member of the SpinCo Group to assume and adopt the Aimco 401(k) Plan and all Liabilities related thereto; and (iii) DevCo to become a participating employer in the Aimco 401(k) Plan. Effective as of the Plan Transition Date, SpinCo Employees and DevCo Employees shall continue to be eligible to participate in the Aimco 401(k) Plan, as so transferred to, and assumed by, SpinCo.

Section 3.4 Deferred Compensation Plan. (i) Effective no later than the Plan Transition Date, DevCo shall take all steps necessary or appropriate to cause the DevCo Deferred Compensation Plan, and all applicable accounts, underlying Assets and related trusts and agreements (collectively, the DevCo Deferred Compensation Plan”), and all Liabilities related thereto, to be transferred to a member of the SpinCo Group; and (ii) a member of the SpinCo Group to assume and adopt the DevCo Deferred Compensation Plan and all Liabilities related thereto. To the extent that any DevCo Employee has an account under the DevCo Deferred Compensation Plan as of the Effective Time, DevCo shall cause a member of the DevCo Group to adopt a deferred compensation plan with terms that are substantially similar to those under the DevCo Deferred Compensation Plan and the accounts, Assets and Liabilities with respect to such DevCo Employees under the DevCo Deferred Compensation Plan shall be , transferred in-kind to such new deferred compensation plan sponsored by a member of the DevCo Group, and DevCo hall fully pay, perform and discharge, all obligations thereunder. It is the intent of the Parties that no DevCo Employee or SpinCo Employee will experience a “separation from service,” as that term is defined in the DevCo Deferred Compensation Plan solely as a result of the Transaction or the transfer of SpinCo Employees to employment by a member of the SpinCo Group.

Section 3.5 Flexible Spending Account Plans. (i) Effective no later than the Distribution Date, DevCo shall take all steps necessary or appropriate to cause a member of the DevCo Group to have in effect a flexible spending plan providing flexible spending accounts for medical and dependent care expenses (the “DevCo Flexible Spending Plan”) with terms that are substantially similar to those provided to DevCo Employees under the DevCo flexible spending account plan that shall become a SpinCo Transferred Benefit Arrangement (the “SpinCo Flexible Spending Plan”), (ii) each DevCo Employee shall cease to participate in the DevCo flexible spending account plan effective upon the date on which such plan becomes a SpinCo Transferred Benefit Arrangement, (iii) as soon as practicable after the SpinCo Flexible Spending Plan becomes effective, SpinCo will transfer all of the obligations and Liabilities attributable to the DevCo Employees, including the account balances of DevCo Employees, to the DevCo Flexible Spending Plan, and the DevCo Flexible Spending Plan shall credit each such DevCo Employee’s’ flexible spending accounts with the full account balances (i.e., the amounts collected from participating DevCo Employees and not reimbursed) as of the Effective Time that were transferred from the SpinCo Flexible Spending Plan.

Section 3.6 Executive Severance Policy. (i) Effective no later than the Distribution Date, DevCo and SpinCo shall take all steps necessary or appropriate to cause a member of the SpinCo Group to have in effect an executive severance policy (the “SpinCo Executive Severance Policy”) with terms that are substantially similar to those provided to SpinCo Employees who were eligible under the DevCo Executive Severance Policy prior to the Distribution Date, (ii) each SpinCo Employee who is eligible under the DevCo Executive Severance Policy shall automatically cease to be eligible effective upon the date on which the SpinCo Executive Severance Policy becomes effective and (iii) effective as of date the SpinCo Executive Severance Policy becomes effective, SpinCo shall fully pay, perform and discharge, all obligations thereunder.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of DevCo Stock Options. Each DevCo Option that is outstanding immediately prior to the Distribution Date shall be converted, as of the Effective Time, into both a Post-Separation DevCo Option Award and a SpinCo Option Award and shall, except as otherwise provided in this Section 4.1, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such DevCo Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(a) the number of shares of DevCo Common Stock subject to such Post-Separation DevCo Option Award shall be equal to the number of shares of DevCo Common Stock subject to the corresponding DevCo Option Award immediately prior to the Effective Time;

(b) the number of shares of SpinCo Common Stock subject to such SpinCo Option Award shall be equal to the number of shares of DevCo Common Stock subject to the corresponding DevCo Option Award immediately prior to the Effective Time;

(c) the per share exercise price of such Post-Separation DevCo Option Award shall be equal to the product, rounded up to the nearest cent, obtained by multiplying (i) the per share exercise price of the corresponding DevCo Option Award immediately prior to the Effective Time by (ii) the DevCo Ratio; and

(d) the per share exercise price of such SpinCo Option Award shall be equal to the product, rounded up to the nearest cent, obtained by multiplying (i) the per share exercise price of the corresponding DevCo Option Award immediately prior to the Effective Time by (ii) the SpinCo Ratio.

Notwithstanding anything to the contrary in this Section 4.01, the exercise price, the number of shares of DevCo Common Stock and shares of SpinCo Common Stock subject to each Post-Separation DevCo Option Award and SpinCo Option Award, as applicable, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any DevCo Option Award to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of shares of DevCo Common Stock and shares of SpinCo Common Stock subject to such option award, and the terms and conditions of exercise of such option award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

Section 4.2 Treatment of DevCo Restricted Stock Awards. Each DevCo Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation DevCo Restricted Stock Award and a SpinCo Restricted Stock Award and each such award shall, except as otherwise provided in this Section 4.2, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such DevCo Restricted Stock Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation DevCo Restricted Stock Award shall be equal to the number of shares of DevCo Common Stock subject to the corresponding DevCo Restricted Stock Award immediately prior to the Effective Time and (ii) the SpinCo Restricted Stock Award shall be equal to the number of shares of DevCo Common Stock subject to the DevCo Restricted Stock Award immediately prior to the Effective Time.

Section 4.3 Treatment of DevCo Performance Restricted Stock Awards. Each DevCo Performance Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation DevCo Performance Restricted Stock Award and a SpinCo Performance Restricted Stock Award and each award shall, except as otherwise provided in this Section 4.3, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such DevCo Performance Restricted Stock Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation DevCo Performance Restricted Stock Award shall be equal to the number of shares of DevCo Common Stock subject to the corresponding DevCo Performance Restricted Stock Award immediately prior to the Effective Time, and (ii) the SpinCo Performance Restricted Stock Award shall be equal to the number of shares of DevCo Common Stock subject to the DevCo Performance Restricted Stock Award immediately prior to the Effective Time; provided, further, that, in the case of (i) and (ii), the number of shares of DevCo Common Stock subject to any DevCo Performance Restricted Stock Award granted in calendar year 2018 and that is outstanding immediately prior to the Effective Time shall be determined by measuring actual performance of the applicable performance goals as of immediately prior to the Distribution Date, and following the Effective Time, such Post-Separation DevCo Performance Restricted Stock Awards and the SpinCo Performance Restricted Stock Awards, in each case, with respect to such awards granted in calendar year 2018 shall be subject solely to time-based and service-based vesting through the vesting dates applicable to each such award.

Section 4.4 Treatment of DevCo Restricted LTIP Units. Each DevCo Restricted LTIP Unit Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation DevCo LTIP Unit Award and a SpinCo Restricted LTIP Unit Award and each such award shall, except as otherwise provided in this Section 4.4, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such DevCo Restricted LTIP Unit Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of units subject to (i) the Post-Separation DevCo Restricted LTIP Unit Award shall be equal to the number of LTIP Units subject to the corresponding DevCo Restricted LTIP Unit Award immediately prior to the Effective Time and (ii) the SpinCo Restricted LTIP Unit Award shall be equal to the number of LTIP Units subject to the DevCo Restricted LTIP Unit Award immediately prior to the Effective Time.

Section 4.5 Treatment of DevCo Performance Restricted LTIP Unit Awards. Each DevCo Performance Restricted LTIP Unit Award that is outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation DevCo Performance Restricted LTIP Unit Award and a SpinCo Performance Restricted LTIP Unit Award and each award shall, except as otherwise provided in this Section 4.5, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such DevCo Performance Restricted LTIP Unit Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of LTIP Units subject to (i) the Post-Separation DevCo Performance Restricted LTIP Unit Award shall be equal to the number of LTIP Units subject to the corresponding DevCo Performance Restricted LTIP Unit Award immediately prior to the Effective Time, and (ii) the SpinCo Performance Restricted LTIP Unit Award shall be equal to the number of LTIP Units subject to the DevCo Performance Restricted LTIP Unit Award immediately prior to the Effective Time; provided, further, that, in the case of (i) and (ii), the number of LTIP Units subject to any DevCo Performance Restricted LTIP Unit Award granted in calendar year 2018 and that is outstanding immediately prior to the Effective Time shall be determined by measuring actual performance of the applicable performance goals as of immediately prior to the Distribution Date and following the Effective Time, such Post-Separation DevCo Performance Restricted LTIP Unit Awards and SpinCo Performance Restricted LTIP Unit Awards, in each case, with respect to such awards granted in in calendar year 2018, shall be subject solely to time-based and service-based vesting through the vesting dates applicable to each such award.

Section 4.6 SpinCo Stock Plan. Effective as of the Effective Time, SpinCo shall have adopted the SpinCo Corporation 2020 Stock Award and Incentive Plan (the “SpinCo Stock Plan”), which shall permit the grant and issuance of equity incentive awards denominated in SpinCo Common Stock as described in this Article IV.

Section 4.7 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. The Parties shall, prior to the Effective Time, take all actions, including obtaining appropriate resolutions of the DevCo Board and the SpinCo Board, and providing all notices and obtaining all consents, that are necessary or desirable to give effect to the transactions contemplated by this Article IV.

(b) With respect to Post-Separation DevCo Awards and SpinCo Awards, (A) employment with the DevCo Group shall be treated as employment with SpinCo with respect to SpinCo Awards held by a DevCo Employee who is employed by a member of the DevCo Group immediately following the Effective Time and (B) employment with the SpinCo Group shall be treated as employment with DevCo with respect to Post-Separation DevCo Awards held by a SpinCo Employee who is employed by a member of the SpinCo Group immediately following the Effective Time. In addition, none of the Restructuring, the

Distribution or any employment transfer described in Section 2.2 shall constitute a termination of employment for any Employee for purposes of any DevCo Award, Post-Separation DevCo Award or any SpinCo Award, as applicable. After the Effective Time, for any award adjusted under this Article IV, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or DevCo Stock Plan applicable to such award (x) with respect to Post-Separation DevCo Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or DevCo Stock Plan (a “DevCo Change in Control”), and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo Stock Plan or applicable award agreement (a “SpinCo Change in Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a DevCo Change in Control shall be treated as a SpinCo Change in Control for purposes of SpinCo Awards held by DevCo Employees, and a SpinCo Change in Control shall be treated as a DevCo Change in Control for purposes of Post-Separation DevCo Awards held by SpinCo Employees.

(c) Except as otherwise provided in this Section 4.8(c) or Article VI, after the Effective Time, Post-Separation DevCo Awards, regardless of by whom held, shall be settled by DevCo, and SpinCo Awards, regardless of by whom held, shall be settled by SpinCo. Upon the vesting, payment or settlement, as applicable, of SpinCo Awards, SpinCo shall be solely responsible for ensuring the satisfaction of all applicable tax withholding requirements on behalf of each SpinCo Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the DevCo Group with respect to each DevCo Employee (with DevCo Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to DevCo Employees to the applicable Governmental Authority). Upon the vesting, payment or settlement, as applicable, of Post-Separation DevCo Awards, DevCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each DevCo Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the SpinCo Group with respect to each SpinCo Employee (with SpinCo Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to SpinCo Employees to the applicable Governmental Authority). Following the Effective Time, DevCo shall be responsible for all income tax reporting in respect of Post-Separation DevCo Awards held by DevCo Employees and SpinCo shall be responsible for all income tax reporting in respect of SpinCo Awards held by SpinCo Employees.

(d) SpinCo shall be responsible for the settlement of cash dividends on any Post-Separation DevCo Award or SpinCo Award held by a SpinCo Employee. Prior to the date any such settlement is due, DevCo shall pay SpinCo in cash amounts required to settle any dividends with respect to Post-Separation DevCo Awards. DevCo shall be responsible for the settlement of cash dividends on any Post-Separation DevCo Awards or SpinCo Awards held by a DevCo Employee. Prior to the date any such settlement is due, SpinCo shall pay DevCo in cash amounts required to settle any dividends accrued following the Effective Time with respect to SpinCo Awards.

(e) Following the Effective Time, if any Post-Separation DevCo Award shall fail to become vested, such Post-Separation DevCo Award shall be forfeited to DevCo, and if any SpinCo Award shall fail to become vested, such SpinCo Award shall be forfeited to SpinCo.

(f) Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Post-Separation DevCo Options and SpinCo Options, (ii) the vesting and forfeiture of unvested Post-Separation DevCo Awards and SpinCo Awards and (iii) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information in order to make certain that each applicable Person’s data and records in respect of the applicable equity awards are correct as of the Effective Time.

(g) The Parties shall use their reasonable best efforts to maintain effective registration statements with the Securities Exchange Commission with respect to the awards described in this Article IV, to the extent any such registration statement is required by applicable Law.

(h) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 4.8 Employee Stock Purchase Plan. The administrator of the DevCo ESPP shall take all actions necessary and appropriate to (a) cease payroll deductions and other contributions by SpinCo Employees no later than the Effective Time; (b) cease payroll deductions and other contributions by DevCo Employees effective as of the end of the calendar quarter in which the Effective Time occurs; and (c) terminate the DevCo ESPP effective as of the end of the calendar quarter in which the Effective Time occurs. Prior to the Effective Time, SpinCo shall adopt an employee stock purchase plan in a form substantially similar to the DevCo ESPP (the “SpinCo ESPP”), and the SpinCo Employees shall be eligible to participate in the SpinCo ESPP effective no later than January 1, 2021.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Annual Bonus Programs; Additional Payments. Annual cash bonuses payable under any Aimco Benefit Arrangement that provides for payments of annual bonuses or other annual cash incentive awards in respect of the 2020 fiscal year (the “2020 Cash Bonuses”) shall be determined following the Effective Time based on actual performance results and level of performance achieved in respect of the 2020 fiscal year measured against the applicable targets under the Aimco Benefit Arrangement and, if and to the extent earned, the 2020 Cash Bonuses shall be paid to the eligible DevCo Employees and SpinCo Employees at the time or times DevCo otherwise would pay such 2020 Cash Bonuses in the ordinary course of business. For purposes of such payments of 2020 Cash Bonuses that are payable to SpinCo Employees, DevCo shall make a cash payment to SpinCo equal to the amount determined to be payable to any SpinCo Employee pursuant to the terms of this Section 5.1, along with an additional amount relating to the employer portion of employment taxes required to paid with respect to such cash payments, and SpinCo shall pay such cash payments, less any amounts required to be withheld for Taxes, to SpinCo Employees (and shall timely pay such employment taxes and withholding taxes to the appropriate Governmental Authority) promptly upon receipt of such cash amounts from DevCo. DevCo or the applicable member of the DevCo Group shall reimburse SpinCo or the applicable member of the SpinCo Group for services provided to DevCo and any member of the DevCo Group by the Specified Employee, on the basis of the time and effort spent by the Specified Employee for the benefit of DevCo and the DevCo Group, in accordance with the principles set forth on Schedule         .

Section 5.2 Time-Off Benefits. Unless otherwise required under applicable Law, (i) SpinCo shall (A) credit each SpinCo Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such SpinCo Employee had with the DevCo Group as of immediately before the Distribution Date and (B) permit each such SpinCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the SpinCo Employee would have been so permitted under the terms and conditions of the applicable DevCo policies in effect for the year in which such Distribution Date occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable DevCo policies in effect for that year in which the Distribution Date occurs) and (ii) DevCo shall (A) credit each DevCo Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such DevCo Employee had with the DevCo Group as of immediately before the Distribution Date and (B) permit each DevCo Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the DevCo Employee would have been so permitted under the terms and conditions of the applicable DevCo Group policies in effect for the year in which the Distribution Date occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable DevCo policies in effect for that year in which the Distribution Date occurs).

Section 5.3 COBRA Compliance. Effective as of the Plan Transition Date, SpinCo shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of (i) the SpinCo Benefit Arrangements that are SpinCo Welfare Plans, with respect to SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the SpinCo Welfare Plans at any time after the Plan Transition Date and (ii) the SpinCo Transferred Benefit Arrangements with respect to Terminating Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the SpinCo Transferred Benefit Arrangements at any time prior to the Plan Transition Date.

Section 5.4 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

Section 5.5 Payroll Taxes and Reporting. The Parties shall (i) to the extent practicable, treat SpinCo (or the appropriate member of the SpinCo Group) and DevCo (or the appropriate member of the DevCo Group) as a “successor employer” or “predecessor,” as applicable, within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to SpinCo Employees and DevCo Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each SpinCo Employee and DevCo Employee for the calendar year in which the Effective Time occurs.

Section 5.6 Regulatory Filings. Subject to applicable Law, DevCo shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which DevCo shall provide data and information (to the extent permitted by applicable Laws) to SpinCo, which shall be responsible for making such filings in respect of SpinCo Employees.

Section 5.7 Disability. To the extent any DevCo Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of a DevCo Welfare Plan and that will become a SpinCo Transferred Benefit Arrangement as of the Plan Transition Date, such DevCo Employee’s rights to continued short-term disability benefits (a) will end under any such DevCo Welfare Plan as of the Plan Transition Date; and (b) all remaining rights will be recognized under a DevCo Benefit Arrangement as of the Plan Transition Date, and the remainder (if any) of such DevCo Employee’s short-term disability benefits will be paid by a DevCo Welfare Plan that is a DevCo Benefit Arrangement. In the event that any DevCo Employee described above shall have any dispute with the short-term disability benefits they are receiving under a DevCo Welfare Plan that is a DevCo Benefit Arrangement, any and all appeal rights of such employees shall be realized through such DevCo Welfare Plan (and any appeal rights such DevCo Employee may have under any such DevCo Welfare Plan will be limited to benefits received and time periods occurring prior to the Plan Transition Date).

Section 5.8 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any Assets or Liabilities be retained by the DevCo Group or transferred to or assumed by the SpinCo Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 5.9 REIT Protections.

(a) DevCo acknowledges that certain SpinCo Affiliates (each, a “SpinCo REIT”) have elected to be classified as real estate investment trusts (“REITs”) and, as a result, must comply with certain requirements, including, without limitation, the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “REIT Requirements”). In the event that counsel or independent accountants for any SpinCo REIT determine that there exists a material risk that any amounts due to SpinCo or any SpinCo Affiliate pursuant to this Agreement would be treated as gross income not described in Section 856(c)(2) or 856(c)(3) of the Code (“Nonqualifying Income”), the amount paid to SpinCo or any

SpinCo Affiliate under this Agreement in any tax year may not exceed the maximum amount that can be paid to SpinCo or the applicable SpinCo Affiliate in such year without causing any SpinCo REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income. If the amount payable for any tax year under the preceding sentence is less than the amount that DevCo or its Affiliates would otherwise be obligated to pay to SpinCo pursuant to the Agreement (the “SpinCo Excess Amount”), then DevCo or the applicable DevCo Affiliate shall place the SpinCo Excess Amount in escrow and shall not release any portion thereof to SpinCo or the applicable SpinCo Affiliate, and neither SpinCo nor such Affiliate shall be entitled to any such amount, unless and until SpinCo or its Affiliate delivers to DevCo or its Affiliate at the sole option of the applicable SpinCo REIT, (A) notice that it has received advice of such SpinCo REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (B) a letter from the independent accountants of such SpinCo REIT indicating the maximum amount that can be paid at that time to SpinCo or the SpinCo Affiliate without causing such SpinCo REIT to fail to meet the REIT Requirements for any relevant taxable year, in which case such maximum amount shall be paid to SpinCo or the applicable SpinCo Affiliate, or (C) a private letter ruling issued by the Internal Revenue Service to the applicable SpinCo REIT indicating that the receipt of any SpinCo Excess Amount hereunder would not cause such SpinCo REIT to fail to satisfy the REIT Requirements. The obligation to pay any amount which is not paid as a result of this provision shall terminate five years from the original date such amount would have been payable without regard to this provision and neither SpinCo nor any SpinCo Affiliate shall have any further right to receive any such amount.

(b) SpinCo acknowledges that certain DevCo Affiliates (each, a “DevCo REIT”) have elected to be classified as REITs and, as a result, must comply with the REIT Requirements. In the event that counsel or independent accountants for any DevCo REIT determine that there exists a material risk that any amounts due to DevCo or DevCo Affiliates hereunder would be treated as Nonqualifying Income, the amount paid to DevCo or to any DevCo Affiliate under this Agreement in any tax year may not exceed the maximum amount that can be paid to DevCo or the applicable DevCo Affiliate in such year without causing any DevCo REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income. If the amount payable for any tax year under the preceding sentence is less than the amount that SpinCo or its Affiliates would otherwise be obligated to pay to DevCo pursuant to this Agreement (the “DevCo Excess Amount”), then SpinCo or the applicable SpinCo Affiliate shall place the DevCo Excess Amount in escrow and shall not release any portion thereof to DevCo or the applicable DevCo Affiliate, and neither DevCo nor such Affiliate shall be entitled to any such amount, unless and until DevCo or its Affiliate delivers to SpinCo or its Affiliate at the sole option of the applicable DevCo REIT, (A) notice that it has received advice of such DevCo REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (B) a letter from the independent accountants of such DevCo REIT indicating the maximum amount that can be paid at that time to DevCo or the DevCo Affiliate without causing such DevCo REIT to fail to meet the REIT Requirements for any relevant taxable year, in which case such maximum amount shall be paid to DevCo or the applicable DevCo Affiliate, or (C) a private letter ruling issued by the Internal Revenue Service to the applicable DevCo REIT indicating that the receipt of any DevCo Excess Amount hereunder would not cause such DevCo REIT to fail to satisfy the REIT Requirements. The obligation to pay any amount which is not paid as a result of this provision shall terminate five years from the original date such amount would have been payable without regard to this provision and neither DevCo nor any DevCo Affiliate shall have any further right to receive any such amount.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Aimco Benefit Arrangement, DevCo Benefit Arrangement or SpinCo Benefit Arrangement or to prohibit any member of the DevCo Group or SpinCo Group, as the case may be, from amending, modifying or terminating any Aimco Benefit Arrangement, DevCo Benefit Arrangement or SpinCo Benefit Arrangement at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of DevCo, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Effective Time, DevCo and SpinCo shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between DevCo and SpinCo) to which any employee or director of the DevCo Group or the SpinCo Group or any DevCo Benefit Arrangement or SpinCo Benefit Arrangement is a party and which relates to a DevCo Benefit Arrangement or SpinCo Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SpinCo Employees under DevCo Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Employee.

Section 6.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director or contractor of the DevCo Group or SpinCo Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any SpinCo Employee or other former, current or future employee of the DevCo Group or SpinCo Group under any Benefit Arrangement of the DevCo Group or SpinCo Group.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to SpinCo Employees and DevCo Employees, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments and Waivers.

(1) This Agreement may not be amended except by an agreement in writing signed by both Parties.

(2) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 7.2 Entire Agreement. This Agreement and the Separation Agreement, including the Exhibits and Schedules referenced herein and therein and attached hereto and thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.4 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 7.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

i. If to DevCo or DevCo OP:

Apartment Investment and Management Company

Address

Attention:

Email:

Facsimile:

ii. If to SpinCo or SpinCo OP:

Apartment Income REIT Corp.

Address

Attention:

Email:

Facsimile:

Section 7.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 7.7 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrators to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrators shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 7.8 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates; provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 7.9 Termination; Effect of Termination. Upon written notice, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of DevCo without the approval of SpinCo or any other party thereto. In the event of termination pursuant to this Section 7.9, neither Party shall have any Liability of any kind to the other Party as a result of such termination.

Section 7.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 7.11 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 7.12 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 7.13 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement..

Section 7.14 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

APARTMENT INCOME AND MANAGEMENT COMPANY

By:
Name:
Title:

AIMCO OP L.P.

By:
Name:
Title:

APARTMENT INCOME REIT CORP.

By:
Name:
Title:

AIMCO PROPERTIES, L.P.

By:
Name:
Title: